Exhibit 5.1

September 27, 2023

Exxon Mobil Corporation

22777 Springwoods Village Pkwy

Spring, Texas 77389

Ladies and Gentlemen:

As Executive Counsel (Corporate and Securities Law) of Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”), I have acted as counsel to ExxonMobil in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of ExxonMobil’s common stock, no par value (the “Shares”), to be issued in connection with the merger of EMPF Corporation, a wholly owned subsidiary of ExxonMobil, with and into Denbury Inc. (“Denbury”), pursuant to the terms of the Agreement and Plan of Merger dated as of July 13, 2023, among Denbury, ExxonMobil and EMPF Corporation (the “Merger Agreement”).

In rendering this opinion, I have examined ExxonMobil’s Restated Certificate of Incorporation and By-laws, the Merger Agreement and such other documents, corporate records, certificates and instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or appropriate for the purpose of rendering this opinion.

In connection with such examination, I have assumed without independent inquiry or investigation the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures that I have reviewed and the legal capacity of all natural persons. In addition, I have assumed the accuracy of the factual matters set forth in each document, and have relied upon statements of officers of ExxonMobil and others with respect to certain questions of fact.

In rendering this opinion, I have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded, (ii) the stockholders of Denbury will have approved and adopted the Merger Agreement, and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied and such transactions are consummated.

On the basis of the foregoing and subject to the assumptions and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

This opinion relates solely to the federal laws of the United States and the corporate law of the State of New Jersey.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ James E. Parsons
Name: James E. Parsons
Title: Executive Counsel (Corporate and Securities Law)

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